Exhibit 99.1

NutriSystem, Inc. Completes a Private Placement

Proceeds from Private Placement Position the Company for Growth

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HORSHAM, Pa., September 30, 2003 – NutriSystem, Inc. (OTCBB:THIN), a leading weight loss solutions provider, announced today that it had completed a private placement with an institutional investor and other individual investors. In the private placement transaction, NutriSystem sold 2,300,000 shares of common stock for $2.3 million. The funds will be used for general corporate purposes and to increase the Company’s financial flexibility.

The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors absent registration or an applicable exemption from the registration requirements. NutriSystem has agreed to file a registration statement covering the resale of the common stock by investors.

The private placement was led by affiliates of Geocapital Partners.

“We’re pleased to be able to strengthen our balance sheet at this time as we look to reposition NutriSystem for growth in the years ahead,” said Michael J. Hagan, Chairman & CEO. “We’re excited about the company’s progress in 2003 and this private placement will allow us to pursue high value marketing activities as we enter 2004.”

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The Company offers a systematic weight loss program based on portion-controlled prepared meals. The program has no membership fees and provides free on-line and telephone counseling.

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Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements.

These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties.

NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.